EXHIBIT 99.1

Contacts:
Melissa A. Waterhouse
Chief Executive Officer (800) 227-1243, Ext 107

FOR IMMEDIATE RELEASE:

ABMC REPORTS THIRD QUARTER 2021 RESULTS

Kinderhook, N.Y., November 18, 2021 – American Bio Medica Corporation (OTCQB: ABMC) today announced financial results for the three and nine months ended September 30, 2021.

Chief Executive Officer Melissa A. Waterhouse stated, “We are encouraged by the fact that when compared to the second quarter 2021, sales actually increased 16.1% in the third quarter 2021. This increase is a result of our drug testing markets continuing to return to normal, increased contract manufacturing sales from our current customers, stabilized clinical sales and higher sales of rapid Covid-19 tests as a result of new products we started to offer within the last few months. At the end of the third quarter, we had open sales orders of ABMC drug tests in the amount of $336,000 due to continued delays in our supply chains but, we are taking whatever steps possible to mitigate the increased lead times. As of today, our open sales order levels have decreased to a more reasonable level.”

“Net sales declined 30.5% in the third quarter 2021 when compared to the third quarter 2020 and 49.3% when comparing the nine months periods in 2021 and 2020; the primary reason for the decline in both periods was decreased sales of Covid-19 rapid tests. Operating expenses decreased slightly when comparing both the three and nine month periods in 2021 to the three and nine month periods in 2020. Barring any unexpected expense, we believe this level of operating expenses will continue as we closely examine all expenses so they remain in line with sales.”

“Our PPP loan (in the amount of $332,000) was forgiven in August 2021. In the third quarter 2021 we began claiming the Employee Retention Credit (ERC) and this resulted in other income in the amount of $44,000 in the third quarter 2021. In addition, we have filed amended quarterly tax returns to claim refunds related to the ERC for the first, second and part of the third quarter 2021 and this resulted in other income in the amount of $537,000 in the third quarter 2021. Provided the amended returns are accepted as filed (which we have no reason to believe they will not be), we are hopeful we will start receiving funds starting in late 2021.”

Waterhouse concluded, “From a sales perspective, considering sales to date in the current quarter and what we are expecting to ship in the fourth quarter 2021, we believe a second consecutive quarter of sales growth is possible in 2021. Contract manufacturing sales have already increased when comparing year-to-date 2021 with year-to date in 2020 and we still have more orders that are expected to ship in 2021. Based on current information, there is potential for contract manufacturing sales to further increase into 2022.”

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits; primarily point of collection tests for drugs of abuse. ABMC also provides contract manufacturing services related to certain infectious diseases; such as malaria and RSV and, distributes rapid tests to detect Covid-19 antibodies and rapid Covid-19 antigen tests.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, future sales and profit levels of the rapid antibody test, RT-PCR test and rapid antigen test for Covid-19 that we are distributing, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2020, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company’s common shares.

AMERICAN BIO MEDICA CORPORATION
Condensed Statements of Operations
(unaudited)

	For the three	For the three	For the nine	For the nine
	months ended	months ended	months ended	months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net sales	$614,000	$883,000	$1,709,000	$3,370,000
Cost of goods sold	429,000	648,000	1,284,000	2,362,000
Gross profit	185,000	235,000	425,000	1,008,000

Operating expenses:
Research and development	21,000	24,000	63,000	77,000
Selling and marketing	79,000	89,000	233,000	408,000
General and administrative	289,000	294,000	1,086,000	951,000
Total operating expenses	389,000	407,000	1,382,000	1,436,000

Operating loss	(204,000)	(172,000)	(957,000)	(428,000)

Other income / (expense)	867,000	(42,000)	821,000	(133,000)

Net income / (loss) before tax	663,000	(214,000)	(136,000)	(561,000)

Income tax expense	0	(2,000)	(2,000)	(2,000)

Net income / (loss)	$663,000	$(216,000)	$(138,000)	$(563,000)

Basic & diluted income / (loss) per common share	$0.02	$(0.01)	$(0.00)	$(0.02)

Weighted average shares outstanding – basic and diluted	44,020,650	35,953,476	39,281,286	35,278,455

American Bio Medica Corporation
Condensed Balance Sheets
	September 30,	December 31,
	2021	2020
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$41,000	$98,000
Accounts receivable, net of allowance for doubtful accounts of $5,000 at September 30, 2021 and $22,000 December 31, 2020	545,000	407,000
Inventory, net of allowance of $323,000 at September 30, 2021 and $279,000 at December 31, 2020	419,000	536,000
Tax Receivable – Employee Retention Credit	537,000	0
Prepaid expenses and other current assets	31,000	104,000
Right of Use Asset – Operating Leases	36,000	35,000
Total current assets	1,609,000	1,180,000
Property, plant and equipment, net	529,000	576,000
Patents, net	102,000	108,000
Right of Use Asset – Operating Leases	14,000	41,000
Other assets	21,000	21,000
Total assets	$2,275,000	$1,926,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$667,000	$577,000
Accrued expenses and other current liabilities	468,000	620,000
Right of Use Liability – Operating Leases	34,000	33,000
Wages payable	83,000	107,000
Line of credit	446,000	277,000
PPP Loan	0	332,000
Current portion of long-term debt, net of deferred finance costs	1,290,000	75,000
Total current liabilities	2,988,000	2,021,000
Long-term debt/other liabilities, net of current portion & deferred finance costs	0	1,120,000
Right of Use Liability – Operating Leases	13,000	41,000
Total liabilities	3,001,000	3,182,000
COMMITMENTS AND CONTINGENCIES
Stockholders’ Deficit:
Common stock	449,000	377,000
Additional paid-in capital	22,313,000	21,717,000
Accumulated deficit	(23,488,000)	(23,350,000)
Total stockholders’ deficit	(726,000)	(1,256,000)
Total liabilities and stockholders’ deficit	$2,275,000	$1,926,000

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